Exhibit 99.(h.15)

SECURITIES LENDING AGENCY AGREEMENT

BETWEEN

BARCLAYS GLOBAL INVESTORS, N.A.

AND

iSHARES, INC. AND iSHARES TRUST

SECURITIES LENDING AGENCY AGREEMENT

AGREEMENT, dated as of February 28, 2003, between iShares, Inc., a Maryland Corporation, and iShares Trust, a Delaware statutory trust (both singly and together, the “Client”), acting on behalf of the funds listed on Schedule A hereto and any future series or portfolio of the Client (each fund, a “Lender”), and Barclays Global Investors, N.A., a national banking association (“BGT”).

WHEREAS, the Client is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Client desires to appoint BGI as its agent for the purpose of lending securities in the Account (as defined below) as more fully set forth below; and

WHEREAS, BGI has agreed to act as the Client’s agent for such purpose pursuant to the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meaning assigned to them in the applicable Securities Lending Agreement.

1.1 “Account” shall mean the custodial account or accounts established and maintained by the Custodian on behalf of each Lender for the safekeeping of securities and monies of the Lender from time to time.

1.2 “Approved Investment” shall mean any type of investment permitted under the Joint Account Procedures attached as Schedule I hereto (the “Procedures”) (which may be amended from time to time to add additional Approved Investments with the consent of BGI and the Client, or to delete any Approved Investment at the written direction of the Client).

1.3 “Authorized Person” shall be any officer of the Client and any other person, whether or not any such person is an officer or employee of the Client, duly authorized by corporate resolutions of the Board of Trustees of the Client to give Oral and/or Written Instructions on behalf of the Client, such persons to be designated in a Certificate which contains a specimen signature of such person.

1.4 “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering Government Securities (as defined herein), its successors and nominees.

1.5 “Borrower” shall mean any entity named on Schedule II hereto (as such Schedule may be amended form time to time with the consent of BGI and the Client, or to delete any Borrower at the direction of the Client). Each Borrower that is an “affiliated person,” as defined in the 1940 Act, of any Lender, or an affiliated person of such affiliated person (each, an “Affiliated Borrower”) shall be identified as such on Schedule II hereto. BGI shall only lend securities on behalf of the Lenders to such Affiliated Borrowers in accordance with Section 4.12 of this Agreement.

BGI shall be responsible for monitoring whether a Borrower that was not previously designated as an Affiliated Borrower becomes an Affiliated Borrower and shall promptly notify the Client of such Affiliated Borrower and take appropriate action to either prevent the applicable Lenders from engaging in a Loan with the Affiliated Borrower, or continue to lend securities to the Affiliated Borrower in accordance with Section 4.12 of this Agreement.

1.6 “Cash Collateral” shall mean either fed funds or New York Clearing House funds, as applicable for a particular loan of Securities.

1.7 “Certificate” shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to BGI, which is actually received by BGI and signed on behalf of the Client by an Authorized Person or a person reasonably believed by BGI to be an Authorized Person.

1.8 “Collateral” shall mean Cash Collateral unless BGI and the Client have agreed in writing to additional collateral, including Government Securities and Letters of Credit.

1.9 “Collateral Account” shall mean a segregated account or accounts established and maintained by the Custodian for the purpose of holding Collateral and Approved Investments, and interest, dividends and other payments and distributions received with respect to Collateral and Approved Investments (“Distributions”). A Collateral Account may include a joint account as defined in the Procedures.

1.10 “Custodian” shall mean Investors Bank & Trust Company, a trust company organized and existing under the laws of the Commonwealth of Massachusetts.

1.11 “Depository” shall mean the Depository Trust Company, Participant’s Trust Company, Euroclear, and any other securities depository of clearing agency (and their respective successors and nominees) authorized under applicable law or regulation to act as a securities depository or clearing agency, including any foreign securities depository approved by the Client.

1.12 “Government Security” shall mean book-entry Treasury securities (as defined in Subpart 0 of Treasury Department Circular No. 300, 31 C.F.R. 306) and any other securities issued or fully guaranteed by the United States government or any agency or instrumentality of the United States government.

1.13 “Earnings Account” shall mean a segregated account established and maintained by the Custodian for the purpose of receiving any Securities Loan Fee paid by Borrowers in connection with securities loans hereunder.

1.14 “Letter of Credit” shall mean a clean, unconditional and irrevocable letter of credit in favor of BOI as agent for the Lender issued by a bank from a list as may be amended by the parties from time to time, or to delete any bank at the written direction of the Client.

1.15 “Oral Instructions” shall mean verbal instructions actually received by BGI from an Authorized Person or from a person reasonably believed by BOI to be an Authorized Person.

1.16 “Rebate” shall mean the amount payable by the Lender to a Borrower (as set forth in a Receipt) in connection with Securities loans at any time collateralized by Cash Collateral.

1.17 “Receipt” shall mean an advice or confirmation setting forth the terms of a particular loan of Securities hereunder, including, without limitation, the Collateral with respect to such loan.

1.18 “Securities Lending Agreement” shall mean with respect to any Borrower, the agreement pursuant to which BGI lends securities on behalf of its customers (including the Lender) to such Borrower as may be amended from time to time. Attached hereto as Exhibit A are the forms of Securities Lending Agreements in effect between BOI and the Borrowers as of the date hereof.

1.19 “Securities Loan Fee” shall mean the amount payable by a Borrower to BGI, as agent for the Lender, pursuant to the applicable Securities Lending Agreement in connection with Securities loans, if any, collateralized by Collateral other than Cash Collateral.

1.20 “Security” shall mean any Government Securities, non-U.S. securities, U.S. common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing right:; to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, which are available for lending pursuant to Section 2.2 of this Agreement.

1.21 “Written Instructions” shall mean written communications actually received by BGI from an Authorized Person or from a person reasonably believed by BGI to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby BGI is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code.

2. Appointment: Scope of Agency Authority.

2.1 Appointment. The Client hereby appoints BGI as its agent to lend Securities in the Account to Borrowers from time to time as hereinafter set forth, and BGI hereby accepts appointment as such agent and agrees to so act.

2.2 Securities Subject to Lending. Unless the Client provides otherwise in a written list given to BGI, all Securities maintained in the Account shall be available for lending pursuant to this Agreement.

2.3 Securities Lending Agreement. The Lender hereby acknowledges receipt of a form of Securities Lending Agreement for use with respect to each Borrower. BGI is hereby authorized to lend Securities in the Account to Borrowers pursuant to such agreements. BGI shall provide the Client with any proposed material amendments or changes to such agreements prior to their effectiveness. The Client may elect, without penalty, to terminate any Borrower from Schedule II if it opposes the change.

2.4 Loan Opportunities. The Client on behalf of each Lender acknowledges and agrees that BGI shall have the right to decline to make any loans of Securities under any Securities Lending Agreement and to discontinue lending under any Securities Lending Agreement in its sole discretion and without notice to the Client The Client on behalf of each Lender agrees that it shall have no claim against BGI based on, or relating to, loans made for other customers or for BGI’s own account, or loan opportunities refused hereunder, whether or not BOI has made fewer or more loans for any other customer or for BGI’s own account than for the Lender, and whether or not any loan for another customer or for BGI’s own account or the opportunity refused, could have resulted in loans made hereunder.

2.5 Use of Book-Entry System and Depositories. The Client on behalf of each Lender hereby authorizes BGI on a continuous and on-going basis, to deposit in the Book-Entry System and any Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral (other than Cash Collateral) and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to the Account, BGI shall identify as belonging to the Lender a quantity of securities in a fungible bulk of securities shown on BGI’s account on the books of the Book-Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book-Entry System or a Depository will be commingled in accounts which include assets held by BGI for customers, including but not limited to accounts in which BGI acts in a fiduciary or agency capacity, as well as assets held by or on behalf of other clients or participants of the Book-Entry System or Depository.

3. Representations and Warranties.

3.1 Client’s Representations The Client hereby represents and warrants to BGI, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

(a) This Agreement has been approved by the Board of Trustees of the Client and the Approved Investments have been and will be annually determined to be in the best interests of shareholders of each Lender; this Agreement is, and each Securities loan and Approved Investment will be, legally and validly entered into by the Client on behalf of each Lender, does not, and will not, violate any statute, regulation, rule, order or, judgment binding on the Lender, or any provision of the Client’s charter or by-laws, or any agreement binding on the Client or affecting its property, and is enforceable against the Client and each Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors rights generally;

(b) The person executing this Agreement and all Authorized Persons acting on behalf of the Client or any Lender has and have been duly and properly authorized to do so;

(c) Each Lender is lending Securities as principal for its own account and it will not transfer, assign or encumber its interest in, or rights with respect to, any securities loans;

(d) All Securities subject to lending pursuant to Section 2.2 of this Agreement are free and clear of all liens, claims, security interests and encumbrances, no such Security subject to lending has been sold and the Client on behalf of each Lender has no present intention to sell any of the Securities subject to lending. The Client shall promptly add to the list referenced in Section 2.2 hereof any and all Securities which are no longer subject to the representations contained in this sub-paragraph (d).

3.2 BGI’s Representations BGI hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

(a) This Agreement is legally and validly entered into by BGI, does not and will not, violate any statute, regulation, rule, order or, judgment binding on BGI, or any provision of BGI’s charter or by-laws, or any agreement binding on BGI or affecting its property, and is enforceable against BGI in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors rights generally; and

(b) The person executing this Agreement on behalf of BGI and all persons acting on BGI’s behalf pursuant to this Agreement have been duly and properly authorized to do so.

(c) It will comply with all laws, rules and regulations applicable to the securities lending transactions contemplated by this Agreement.

4. Securities Lending Transactions.

4.1 Compliance with Securities Lending Guidelines. BGI hereby acknowledges receipt of the current Securities Lending Guidelines as approved by the Client’s Board of Trustees. The Client will notify BGI of any changes to the Securities Lending Guidelines. BGI acknowledges and agrees that it shall only lend Securities on behalf of the Lenders in accordance with the conditions of the Securities Lending Guidelines applicable to the Lenders’ lending agent.

4.2 Loan Initiation. From time to time BGI may lend Securities to Borrowers and deliver such Securities against receipt of Collateral in accordance with the applicable Securities Lending Agreement. If instructed by the Client in writing, BGI will refrain from lending a particular security or from making loans to a particular Borrower.

4.3 Receipt of Collateral; Approved Investments.

(a) For each loan hereunder BGI shall (i) initially receive Cash Collateral equivalent to no less than 102% (105% in the case of loans of foreign securities denominated in non-U.S. dollars) of the market value of the securities lent and (ii) thereafter shall request on a daily basis as necessary additional Collateral, which for Cash Collateral shall be an amount such that the value of the Cash Collateral in no event be equivalent to less than 100% of the market value of the Securities lent (as determined in accordance with the applicable Securities Lending Agreement), and BGI is hereby authorized and directed, without obtaining any further approval from the Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investments. BGI shall instruct the Custodian to credit all Collateral, Approved Investments and Distributions received with respect to

Collateral and Approved Investments to the Collateral Account and mark its books and records to identify the Lender’s ownership thereof as appropriate.

(b) All Approved Investments shall be for the account and risk of the Lender. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower pursuant to the Securities Lending Agreement, the Lender agrees to pay BGI on demand cash in an amount equal to such deficiency.

(c) Except as otherwise provided herein, all Collateral, Approved Investments and Distributions credited to the Collateral Account shall be controlled by, and subject only to the instructions of, BGI, and BGI shall not be required to comply with any instructions of the Lender with respect to the same.

4.4 Distributions on Loaned Securities. Except as provided in the next sentence, all interests, dividends, and other distributions paid with respect to loaned Securities shall be credited to the Lender’s Account on the date such amounts are delivered by the Borrower to the Custodian. Any non-cash distribution on loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the applicable loan (and shall be considered to constitute loaned Securities) as of the date such non-cash distribution is declared payable whether or not it has been received by the Borrower, provided that any such addition shall be conditional upon the actual receipt of such non-cash distribution and may be reversed by the Custodian to the extent that such non-cash distribution is not received.

4.5 Mark to Market. BGI shall on each Business Day mark to market in U.S. dollars the value of all Securities loaned hereunder and accordingly receive and release Collateral in accordance with the applicable Securities Lending Agreement.

4.6 Collateral Substitutions. BGI shall accept substitutions of Collateral in accordance with the applicable Securities Lending Agreement and shall credit all such substitutions to the Collateral Account, provided however that unless other Collateral has been mutually agreed upon in writing by BGI and the Client, no other Collateral may be substituted for Cash Collateral. BGI will not accept Letters of Credit as Collateral hereunder from any Borrower unless the Securities Lending Agreement with such Borrower provides that in the event of a material adverse change in the financial condition of any bank issuing a Letter of Credit that serves as Collateral thereunder, the Borrower will be required to immediately substitute Cash Collateral or appropriate securities Collateral for such Letter of Credit.

4.7 Termination of Loans. BGI shall terminate any Securities loan to a Borrower in accordance with the applicable Securities Lending Agreement as soon as practicable after:

(a) receipt by BGI of a notice of termination pursuant to the Securities lending Agreement;

(b) receipt by BGI of Written Instructions instructing it to terminate a Securities loan; provided that the Client may require that each Security must be returned to the Lender by no later than the date which is the standard settlement date for trades of such Security entered into on the date of such Written Instruction;

(c) receipt by BGI of Written Instructions deleting the Borrower to whom such loan was made from Schedule II hereto;

(d) BGI’s becoming aware of the occurrence of any default pursuant to the applicable Securities Lending Agreement requiring termination of such loan; or

(e) whenever BGI, in its sole discretion, elects to terminate such loan.

4.8 Securities Loan Fee. BGI shall receive any applicable Securities Loan Fee paid by Borrowers pursuant to the Securities Lending Agreement and credit all such amounts received to the Earnings Account.

4.9 The Borrower’s Financial Condition. Upon request, BGI will make available to the Lender each of the Borrower’s most recent statements that have been made available to BGI pursuant to the Securities Lending Agreements.

4.10 Transfer Taxes and Necessary Costs. All transfer taxes and necessary costs with respect to the transfer of the loaned Securities by the Lender to the Borrower and the Borrower to the Lender upon the termination of the loan shall be paid by the Borrower in accordance with the applicable Securities Lending Agreement.

4.11 BGI’s Obligation. Except as specifically set forth herein, or in any applicable Securities Lending Agreement, BOI shall have no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Lending Agreement.

4.12 Loans to Affiliated Borrowers. The Client and BGI have obtained an exemptive order from the Securities and Exchange Commission that permits BOI to lend securities on behalf of the Lenders to Affiliated Borrowers, provided that such loans are made in accordance with the conditions and procedures outlined in the exemptive order. BOI shall only make loans to Affiliated Borrowers in accordance with such conditions and procedures.

5. Concerning BGI.

5.1 Standard of Care: Indemnification.

(a) It is expressly understood and agreed that in exercising its rights and performing its obligations hereunder, BOI owes no fiduciary duty to the Lender. BGI shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys and accountants fees) incurred by the Lender, except to the extent those costs, expenses, damages, liabilities or claims result from BGI’s material breach of this Agreement or BGI’s negligence, willful misconduct, bad faith, or reckless disregard of its obligations and duties hereunder.

Neither the Client nor BGI shall have any obligation hereunder for costs, expenses, damages, liabilities or claims (including reasonable attorneys and accountants fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees. In no event shall either party be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b) The Client on behalf of each Lender agrees to indemnify BGI and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims (including reasonable fees and expenses of counsel) which BGI may sustain or incur or which may be asserted against BGI by reason of or as a result of any action taken or omitted by BGI in connection with or arising out of BGI’s operating under and in compliance with this Agreement, except those costs, expenses, damages, liabilities or claims arising out of BGI’s negligence, bad faith, willful misconduct, or reckless disregard of its obligations and duties hereunder. Actions taken or omitted in reasonable reliance upon Oral or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BGI to be genuine or bearing the signature of a person or persons reasonably believed by BOI to be genuine or bearing the signature of a person or person~ reasonably believed to be authorized to sign, countersign or execute the same, shall be presumed to have been taken or omitted in good faith.

(c) BGI shall indemnify and hold harmless each client, Lender, its Board of Trustees and its agents and Barclays Global Fund Advisors from any and all loss, liability, costs, damages, actions, and claims (“Loss”) to the extent that any such Loss arises out of the material breach of this Agreement by or negligent acts or omissions or willful misconduct of BGI, its officers, directors or employees or any of its agents or subcustodians in connection with the securities lending activities undertaken pursuant to this Agreement, provided that BGI’s indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to BGI. The Lender and/or client may obtain indemnification against losses due to a borrower default from a third party, including from an affiliate of BGI. BGI is not a party to any such arrangement.

5.2 No Obligation to Inquire. Without limiting the generality of the foregoing, BGI shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities at any time held in the Account or Approved Investments held in the Collateral Account.

5.3 Advice of Counsel. BGI may, with respect to questions of law, apply for and obtain the advice and opinion of counsel which may be counsel to the Client, provided that the foregoing shall not be deemed to be a waiver by the Client of any conflict of such counsel.

5.4 No Collection Obligations. BGI shall be under no obligation or duty to take action to effect collection of any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

5.5 Pricing Methods. BGI is authorized to utilize any recognized pricing information service or any other means of valuation specified in the applicable Securities Lending Agreement (“Pricing Methods”) in order to perform its valuation responsibilities with respect to loaned Securities, Collateral and Approved Investments, and the Lender agrees to hold 001 harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such Pricing Methods.

5.6 Agent’s Fee.

(a) In connection with each Securities loan hereunder, the Lender shall pay to BGI fifty percent of the net amount earned from securities lending activities, consisting of income earned on the investment and reinvestment of cash collateral plus any fees otherwise paid by Borrowers. The net amount to be credited shall be computed after deducting the rebate paid to the Borrowers per agreement with the Borrowers. BGI will be responsible for all transaction fees and all other operational costs relating to securities lending activities.

(b) BGI is authorized on a monthly basis to charge the fee owed by the Lender under this paragraph against the applicable Collateral Account. Such fee shall be charged and paid at the end of each month.

5.7 Reliance On Certificates and Instructions. BGI shall be entitled to rely upon any Certificate, any information contained on any Schedule hereto as may be amended in accordance with the terms hereof, and Written or Oral Instruction actually received by BGI and reasonably believed by BGI to be duly authorized and delivered. The Client agrees to forward to BGI Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by BGI by the close of business of the same day that such Oral Instructions are given to BGI. The Client agrees that the fact that such confirming Written Instructions are not received on a timely basis or that contrary instructions are received by BGI shall in no way affect the validity or enforceability of the transactions authorized by the Client. BGI will use reasonable efforts to report any subsequently received contrary instructions. In this regard, the records of BGI shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person reasonably believed by BGI to be an Authorized Person.

5.8 Disclosure of Account Information. BGI may not disclose or supply any information regarding the Account unless required by any law or governmental regulation now or hereafter in effect or requested to do so by Client; provided that BGI may disclose or supply information regarding the Account as necessary in the sole discretion of BGI in order to facilitate, effect or continue any loans hereunder.

5.9 Reports. BGI will furnish the Client and the Lender with reports relating to loans hereunder and other information requested by the Client and shall provide such reports to the Client’s Board of Trustees upon request or as required by the Securities Lending Guidelines.

5.10 Force Majeure. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, or insurrection, or (ii) other happenings or events beyond the reasonable control or anticipation of the party affected, provided that (A) the affected party has in place appropriate business resumption procedures, systems and facilities and (B) the affected party uses its best efforts to avoid or remove the cause of such losses.

5.11 No Implied Duties.

(a) BGI shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and in the applicable Securities Lending Agreement, and no covenant or obligation shall be implied against BGI in connection with this Agreement.

(b) Neither the Client nor any Lender shall have any duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Client or any Lender in connection with this Agreement.

6. Termination. This Agreement may be terminated at any time by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. Notwithstanding any such notice, this Agreement shall continue’ in full force and effect with respect to all loans of Securities outstanding on the date of termination.

7. Miscellaneous.

7.1 Exclusivity. The Client agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of any Lender of any securities held by BGI in the Account from time to time. The parties agree that this provision does not prohibit the Client maintaining an agreement with its existing securities lending agent during an initial transition period to BGI.

7.2 Certificates. The Client agrees to furnish to BGI a new Certificate in the event that any then present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate is received, BGI shall be fully protected in acting upon Oral Instructions or signatures of the present Authorized Persons.

7.3 Notices.

(a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to BGI, shall be sufficiently given if addressed to BGI and received by it at its offices at 45 Fremont Street, San Francisco, CA 94105, Attention: Securities Lending Department, with a copy to: Joanne Medero, General Counsel or at such other place as BGI may from time to time designate in writing.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Client shall be sufficiently given if addressed to the Lender and mailed or delivered to Master Investment Portfolio or the Barclays Global Investors Funds, Fund Administration, c/o Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105, with a copy to: Legal Department, or at such other place as the Client may from time to time designate in writing.

7.4 Cumulative Rights and No Waiver. Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

7.5 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

7.6 Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

7.7 Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

7.8 Governing Law: Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof.

7.9 No Third Party Beneficiaries. In performing hereunder, BGI is acting solely on behalf of the Client and, except as specifically provided herein, no contractual or service relationship shall be deemed to be established hereby between BGI and any ocher person.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

7.11 SIPA Notice. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT ‘PHE LENDER WITH RESPECT TO LOANS HEREUNDER A.J.’ID. THEREFORE, THE COLLATERAL DELIVERED TO BGI AS AGENT FOR THE LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

7.12 Survival of Indemnification. The indemnifications provided by a party hereunder shall be a continuing obligation of such party, its successors and assigns, notwithstanding the termination of any loans hereunder or of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

iSHARES, INC.

By:	/s/ Michael Latham
	Title:	Secretary/Treasurer iShares Trust & Inc.

iSHARES TRUST

By:	/s/ Michael Latham
	Title:	Secretary/Treasurer iShares Trust & Inc.

BARCLAY’S GLOBAL INVESTORS, N.A.

By:	/s/ Michael Williams
	Title:	Managing Director

By:	/s/ David Castellanos
	Title:	Principal

Schedule A

Lenders

iShares, Inc.

iShares MSCI Austria Index Fund

iShares MSCI Australia Index Fund

iShares MSCI Belgium Index Fund

iShares MSCI Brazil Index Fund

iShares MSCI Canada Index Fund

iShares MSCI Emerging Markets Index Fund

iShares MSCI EMU Index Fund

iShares MSCI France Index Fund

iShares MSCI Germany Index Fund

iShares MSCI Hong Kong Index Fund

iShares MSCI Italy Index Fund

iShares MSCI Japan Index Fund

iShares MSCI Malaysia Index Fund

iShares MSCI Mexico Index Fund

iShares MSCI Netherlands Index Fund

iShares MSCI Pacific ex-Japan Index Fund

iShares MSCI Singapore Index Fund

iShares MSCI South Africa Index Fund

iShares MSCI South Korea Index Fund

iShares MSCI Spain Index Fund

iShares MSCI Sweden Index Fund

iShares MSCI Switzerland Index Fund

iShares MSCI Taiwan Index Fund

iShares MSCI United Kingdom Index Fund

iShares Trust

iShares Cohen & Steers Realty Majors Index Fund

iShares CSFB Callable Bond Index Fund*

iShares Dow Jones Select Dividend Index Fund

iShares Dow Jones Transportation Average Index Fund

iShares Dow Jones U.S. Basic Materials Sector Index Fund

iShares Dow Jones U.S. Consumer Services Sector Index Fund

iShares Dow Jones U.S. Consumer Goods Sector Index Fund

iShares Dow Jones U.S. Energy Sector Index Fund

iShares Dow Jones U.S. Financial Sector Index Fund

iShares Dow Jones U.S. Financial Services Composite Index Fund

iShares Dow Jones U.S. Healthcare Sector Index Fund

iShares Dow Jones U.S. Industrial Average Index Fund*

iShares Dow Jones U.S. Industrial Sector Index Fund

iShares Dow Jones U.S. Real Estate Index Fund

iShares Dow Jones U.S. Technology Sector Index Fund

iShares Dow Jones U.S. Telecommunications Sector Index Fund

iShares Dow Jones U.S. Total Market Index Fund

iShares FTSE/Xinhua HK China 25 Index Fund

iShares Dow Jones U.S. Utilities Sector Index Fund

iShares Goldman Sachs Consumer Industries Index Fund*

iShares Goldman Sachs Cyclical Industries Index Fund*

iShares Goldman Sachs Financials Index Fund*

iShares Goldman Sachs Hardware Index*

iShares Goldman Sachs Health Care Index Fund*

Schedule A (continued)

Lenders

iShares Goldman Sachs Natural Resources Index Fund

iShares Goldman Sachs Networking Index

iShares Goldman Sachs Semiconductor Index

iShares Goldman Sachs Software Index

iShares Goldman Sachs Technology Index Fund

iShares Goldman Sachs Utilities Index Fund*

iShares GS $ InvesTop Bond Fund

iShares Lehman 1-3 Year Treasury Bond Fund

iShares Lehman 7-10 Year Treasury Bond Fund

iShares Lehman 20+ Year Treasury Bond Fund

iShares Lehman Government/Credit Bond Fund*

iShares Lehman Liquid Corporate Bond Fund*

iShares Lehman Treasury Bond Fund*

iShares U.S. Treasury Inflation Protected Securities Fund

iShares Lehman Aggregate Bond Fund

iShares MSCI EAFE Index Fund

iShares MSCI EAFE Value Index Fund

iShares MSCI EAFE Growth Index Fund

iShares Morningstar Large Core Index Fund

iShares Morningstar Large Growth Index Fund

iShares Morningstar Large Value Index Fund

iShares Morningstar Mid Core Index Fund

iShares Morningstar Mid Growth Index Fund

iShares Morningstar Mid Value Index Fund

iShares Morningstar Small Core Index Fund

iShares Morningstar Small Growth Index Fund

iShares Morningstar Small Value Index Fund

iShares Nasdaq Biotechnology Index Fund

iShares KLD Nasdaq Social Index Fund*

iShares KLD Select Social Index Fund

iShares NYSE 100 Index Fund

iShares NYSE Composite Index Fund

iShares Russell 1000 Growth Index Fund

iShares Russell 1000 Index Fund

iShares Russell 1000 Value Index Fund

iShares Russell 2000 Growth Index Fund

iShares Russell 2000 Index Fund

iShares Russell 2000 Value Index Fund

iShares Russell 3000 Growth Index Fund

iShares Russell 3000 Index Fund

iShares Russell 3000 Value Index Fund

iShares Russell Microcap Index Fund

iShares Russell Midcap Index Fund

iShares Russell Midcap Growth Index Fund

iShares Russell Midcap Value Index Fund

iShares S&P 100 Index Fund

iShares S&P 500 Index Fund

iShares S&P 500/BARRA Growth Index Fund

iShares S&P 500/BARRA Value Index Fund

iShares S&P 1500 Index Fund

iShares S&P ADR International Index Fund*

iShares S&P Asia Pacific 100 Index Fund*

iShares S&P Europe 350 Index Fund

iShares S&P Global 100 Index Fund

iShares S&P Global 1200 Index Fund*

Schedule A (continued)

Lenders

iShares S&P Global Consumer Discretionary Index Fund*

iShares S&P Global Consumer Staples Index Fund*

iShares S&P Global Energy Index Fund

iShares S&P Global Financials Index Fund

iShares S&P Global Health Care Index Fund

iShares S&P Global Industrials Index Fund*

iShares S&P Global Information Technology Index Fund

iShares S&P Global Materials Index Fund*

iShares S&P Global Telecommunications Services Index Fund

iShares S&P Global Utilities Index Fund*

iShares S&P Latin America 40 Index Fund

iShares S&P MidCap 400 Index Fund

iShares S&P MidCap 400/BARRA Growth Index Fund

iShares S&P MidCap 400/BARRA Value Index Fund

iShares S&P SmallCap 600 Index Fund

iShares S&P SmallCap 600/BARRA Growth Index Fund

iShares S&P SmallCap 600/BARRA Value Index Fund

iShares S&P/TOPIX 150 Index Fund

*	Fund has not yet been launched.

Approved by the Board of Directors/Trustees of iShares, Inc. and iShares Trust on June 14, 2005.